Exhibit 99.1

Local Insight Regatta Holdings, Inc. Reports

Third Quarter and Year-to-Date 2008 Results

Company makes significant progress on integration initiatives; Delivers solid ad sales performance

DENVER – December 2, 2008 – Local Insight Regatta Holdings, Inc. (“LIRH”) today announced consolidated results for the three and nine months ended September 30, 2008.

“The quarter was marked by considerable progress on our integration of the Berry business,” said Scott Pomeroy, director, Local Insight Regatta Holdings. “Since the closing of the Berry acquisition on April 23, we have consolidated leadership, centralized corporate functions and eliminated duplicate positions, achieving workforce reductions of more than 165 positions by year-end. More importantly, we have taken strong, proactive steps to sustain revenue growth, accelerating our digital initiatives. The result of this strategic management, coupled with our focus on favorable small- and medium-sized markets, has resulted in solid financial performance, especially given the challenges of the current economic environment.”

Financial Summary

LIRH reports financial results prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition, LIRH presents certain non-GAAP measures and on an adjusted basis to eliminate the impact of purchase accounting. The non-GAAP and adjusted basis measures are described and are reconciled to the corresponding GAAP measures in the accompanying financial schedules. LIRH does not intend for the non-GAAP information to be considered in isolation from or as a substitute for GAAP measures.

The consolidated financial statements include the results for Local Insight Yellow Pages, Inc. (“LIYP”) for the three and nine months ended September 30, 2008 and the results of The Berry Company LLC (“The Berry Company”) for the three months ended September 30, 2008 and from the date of acquisition, April 23, 2008, through September 30, 2008. As such, results for prior year periods are not comparable. Please see LIRH’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for more information about successor and predecessor periods and accounting thereof.

For the quarter ended September 30, 2008, LIRH reported $148.8 million in revenue, compared to $29.8 million for the third quarter of 2007. For the nine months ended September 30, 2008, LIRH reported $303.1 million in revenue, compared to $98.8 million in revenue for 2007, an increase of $204.3 million. The increase in revenue was largely attributable to the acquisition of the Berry Independent Line of Business (the “Berry ILOB”) on April 23, 2008. For the period from April 23, 2008 to September 30, 2008, The Berry Company generated $208.0 million in revenue. The increase in LIRH’s year-to-date revenue was partially offset by a decrease in revenue due to a change in LIRH’s accounting method for revenue recognition and purchase accounting adjustments.

LIRH defines “EBITDA-as adjusted” as net income (loss) before interest, income taxes, depreciation and amortization, purchase accounting adjustments, other non-cash items, certain non-recurring restructuring costs and pro forma EBITDA for The Berry Company for the period from January 1 to April 22, 2008. EBITDA-as adjusted was $20.4 million in the third quarter of 2008, resulting in an EBITDA-as adjusted margin (EBITDA-as adjusted, divided by pro forma revenue) of 13.7 percent, compared to EBITDA-as adjusted and an EBITDA-as adjusted margin of $1.2 million and 4.0 percent, respectively, in the third quarter of 2007. The increase in EBITDA-as adjusted for the quarter related primarily to the acquisition of the Berry ILOB, as well as the elimination of all royalty payments to Windstream Corporation, following LIRH’s acquisition of LIYP on November 30, 2007.

For the nine months ended September 30, 2008, EBITDA-as adjusted was $62.5 million, compared to EBITDA-as adjusted of $6.2 million in the prior year, resulting in an EBITDA-as adjusted margin of 14.0 percent for the nine months ended September 30, 2008, compared to an EBITDA-as adjusted margin of 6.2 percent during the comparable period in 2007.

LIRH reported $24.2 million in net loss for the third quarter of 2008, compared to $0.3 million in net loss for the same period in 2007. Net loss was $58.4 million for the nine months ended September 30, 2008, compared to a net loss of $1.3 million for the same period in 2007.

Free cash flow, defined as cash flow from operations of $27.6 million, less capital expenditures of $2.5 million, was $25.1 million for the nine months ended September 30, 2008. For the nine months ended September 30, 2008, free cash flow was used to pay down $0.8 million in bank debt. In addition, LIRH drew down the remainder of its available revolver during the quarter to ensure access to these funds based on the current economic environment.

At September 30, 2008, LIRH had total debt (in millions) of:

Bank Credit Facilities	$334.2
Bank Revolver	26.6
Notes Outstanding	210.5

$571.3

At September 30, 2008, the fixed rate portion of LIRH’s capital structure approximated 37 percent. LIRH’s average cost of debt, based on the weighted average interest cost at September 30, 2008, was 9.1 percent.

Operational Results

During the quarter, LIRH focused on business basics that support a solid operating foundation as well as strategic initiatives that the company believes will support its financial growth:

•

Integration initiatives including flattening the organizational structure, consolidating or closing four offices, and reducing 169 duplicative headcount by year-end, resulting in expected annual savings of approximately $13 million;

•

Improving operational efficiency, augmenting systems’ integration efforts with a focus on a “lean” approach, designed to eliminate non-value-added activities and prevent memorialization of ineffective processes in the company’s new platform;

•

Extending the reach of advertisers’ messages through relationships with leading search engines and YELLOWPAGES.COM, expanding the YELLOWPAGES.COM relationship beyond all Berry territories to include most LIYP territories and other potential areas;

•	Entering into a strategic agreement with Google to become an authorized reseller of Google’s AdWords advertising program (completed second quarter, with execution beginning the third quarter).

Same store ad sales for the third quarter were $93.8 million, compared to $93.1 million for the comparable period in 2007, an increase of 0.8 percent. For the nine months ended September 30, 2008, same store ad sales were $356.0 million, compared to $357.9 million, a decrease of 0.5 percent. Third quarter ad sales were driven primarily by strong sales in LIRH’s Windstream and Valor properties. LIRH anticipates aggregate ad sales growth of approximately 1.0 percent in the second half of 2008, with overall ad sales performance of flat to slightly positive growth for the year.

“We believe the current economic conditions, while challenging, favor directional media providers. In addition to arming our sales force with additional tools for communicating our value during a recession, we are initiating strategic programs to ensure our solutions deliver more leads, with more transparency and a better return to advertisers than any other medium,” Pomeroy said.

Third Quarter Conference Call

A conference call will be held Tuesday, December 2, 2008, at 11 a.m. Eastern Time. The domestic dial-in number is 866-357-3441 and the international number is 205-714-3031. The conference ID is 9155. Please call 10 minutes in advance to facilitate an on-time start.

Please note: All statements made by LIRH officers or directors on this call are the property of LIRH and subject to copyright protection. Recording of the call is prohibited without the express written consent of LIRH.

About Local Insight Regatta Holdings, Inc.

Local Insight Regatta Holdings, Inc. is a leading publisher of print and Internet Yellow Pages directories and the largest provider of outsourced directory sales, marketing and related services in the United States. Local Insight Regatta Holdings has two principal operating subsidiaries: Local Insight Yellow Pages, Inc., or LIYP, and The Berry Company, LLC, or The Berry Company. LIYP is the seventh largest Yellow Pages directory publisher in the United States. LIYP is the exclusive official publisher of Windstream Corporation’s print and Internet directories and also publishes print directories for more than 75 other telephone companies. LIYP offers Internet Yellow Pages services through the WindstreamYellowPages.com website. The Berry Company, provides an integrated array of outsourced directory sales, marketing, production and other services to third parties. The Berry Company publishes print directories on behalf of more than 75 customers, over 30 of which rely on The Berry Company for the publication of their Internet Yellow Pages directories.

For more information, please see www.localinsightregattaholdings.com.

Local Insight Regatta Holdings is a wholly-owned subsidiary of Local Insight Media Holdings, Inc. Local Insight Media is a portfolio company of Welsh, Carson, Anderson & Stowe, or WCAS. Since its founding in 1979, WCAS has organized 14 limited partnerships with total capital of over $16 billion. Since its inception, WCAS has invested in 159 companies in its target industries and has funded over 650 follow-on acquisitions.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. Regardless of any identifying phrases, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

The following important factors, among others, could cause such a difference: (i) the loss of any of our key customer agreements or our inability to enforce or fully realize our rights under those agreements; (ii) our inability to enforce the full scope of our rights under non-competition agreements with third parties, including Windstream Corporation; (iii) impairment of our rights, or a decrease or cessation of payments to us, under existing agreements if bankruptcy proceedings were brought by or against the parties to such agreements or certain third parties and any of those agreements are rejected or payments to us are challenged as part of those proceedings; (iv) declines in our revenue; (v) increased competition from incumbent and independent Yellow Pages directory publishers, Internet-based advertisers and search engines, as well as other types of media; (vi) rapid technological developments and changing preferences in the Yellow Pages publishing and advertising industries; (vii) a declining usage of printed Yellow Pages directories or a decrease in the number of businesses that advertise with us; (viii) the effect of competition in local telephone service on the incumbent local exchange carriers’, or LECs’, current leading positions in the markets we serve; (ix) the effect of competition in local telephone service on the incumbent LECs’ currently leading positions in the markets we serve; (x) our dependence on ability to maintain satisfactory relationships with third party service providers; (xi) difficulties integrating the Berry ILOB; (xii) fluctuations in the price or availability of paper; (xiii) the effect of extending credit to small and medium-sized businesses; (xiv) a decline in the performance of third party certified marketing representatives, which coordinate sales of advertising to national accounts or a decision by these representatives to reduce or end their business with us; (xv) the loss or impairment of our intellectual property rights; (xvi) changes in, or the failure to comply with, government regulations, including franchising laws, accounting standards, zoning laws, environmental laws and taxation requirements; (xvii) future changes in directory publishing obligations, and additional regulation regarding use of the Internet, data and data security; (xviii) our failure to identify and monitor or to capitalize on changing market conditions; (ix) the loss of key personnel or turnover among our sales representatives; (xx) a prolonged economic downturn the effects of war, terrorism or other catastrophic events; (xxi) national or local economic or business conditions that affect advertising expenditures by businesses and individuals or consumer trends in the usage of our products; and (xxii) risks related to our substantial indebtedness.

These and other risks and uncertainties are described in detail in our Registration Statement on Form S-4 (Registration No. 333-152302) that was declared effective by the Securities and Exchange Commission, or the SEC, on October 15, 2008, as well as our other periodic filings with the SEC, which are available on the SEC’s internet site (http://www.sec.gov). Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release, and LIRH undertakes no obligation to publicly revise or update such forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of any unanticipated event.

Investor Contact:	Media Contact:

Brooke Martellaro	Pat Nichols
303.867.1667	303.867.1651
brooke.martellaro@localinsightmedia.com	pat.nichols@localinsightmedia.com

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LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands)

	Three-Months Ended Sept. 30, 2008 (Successor)	Nine-Months Ended Sept. 30, 2008 (Successor)	Three-Months Ended Sept. 30, 2007 (Predecessor)	Nine-Months Ended Sept 30, 2007 (Predecessor)
Revenue (inclusive of approximately $50.1 million and $87.3 million in related party revenue for the three and nine months ended September 30, 2008, respectively	$148,766	$303,134	$29,835	$98,807
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization included below)	49,297	118,760	6,769	22,978
Publishing rights (inclusive of approximately $33.8 million and $59.3 million in related party publishing rights for the three and nine months ended September 30, 2008, respectively	73,263	131,694	3,218	13,080
Publishing rights paid to Windstream	—	—	11,321	35,180
General and administrative expense	31,529	65,926	7,324	21,414
Consulting fees - affiliate	2,720	7,273	—	—
Depreciation and amortization	15,793	36,378	408	1,216
Transactions costs	—	—	305	3,504

Total operating expenses	172,602	360,031	29,345	97,372

Operating income (loss)	(23,836)	(56,897)	490	1,435
Other (income) expenses:
Interest income	(62)	(167)	—	—
Interest expense	14,737	36,281	733	2,321
Other expense	124	202	—	7

Loss before income taxes	(38,635)	(93,213)	(243)	(893)
Income tax provision (benefit)	(14,397)	(34,777)	7	371

Net loss	$(24,238)	$(58,436)	$(250)	$(1,264)

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands, except share data)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$25,087	$1,758
Accounts receivable, net	51,558	17,669
Due from affiliates	4,416	1,456
Deferred directory costs	58,272	25,703
Deferred income taxes	1,287	3,927
Prepaid expenses and other current assets	1,562	283

Total current assets	142,182	50,796
Property and equipment, net	15,968	11,076
Intangible assets, net	414,181	372,214
Goodwill	242,841	233,293
Tradename intangible asset	40,500	—
Deferred financing costs, net	17,291	7,660
Other assets	14	—

Total Assets	$872,977	$675,039

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,350	$460
Line of credit	26,600	8,500
Publishing rights payable	1,635	621
Accounts payable and accrued liabilities	17,052	10,471
Unearned revenue	24,454	2,737
Accrued interest payable	7,870	2,237
Due to affiliates	3,408	—

Total current liabilities	84,369	25,026
Deferred income taxes	94,931	134,553
Long-term debt, net of current portion	509,777	276,040
Other long-term liabilities	3,813	1,878

Total liabilities	692,890	437,497
Commitments and contingencies Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 195,747 shares issued and outstanding	2	2
Additional paid-in capital	249,770	248,789
Accumulated deficit	(69,685)	(11,249)

Total stockholders’ equity	180,087	237,542

Total Liabilities and Stockholders’ Equity	$872,977	$675,039

LOCAL INSIGHT REGATTA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(In thousands)

	Nine-Months Ended Sept. 30, 2008 (Successor)	Nine-Months Ended Sept. 30, 2007 (Predecessor)
Operating Activities
Net loss	$(58,436)	$(1,264)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	127,677	1,216
Deferred income taxes	(36,974)	(1,782)
Change in uncertain tax positions	2,035	—
Share-based compensation	981	—
Amortization of deferred financing costs	2,761	—
Amortization of discount on subordinated notes	2,115	—
Provision for doubtful accounts	6,745	799
Other	98	—
Changes in operating assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(22,919)	9,296
Due (to) from affiliates	448	—
Deferred directory costs	(24,013)	202
Prepaid expenses and other	(1,292)	157
Publishing rights payable	1,014	556
Accounts payable, accrued liabilities and other	3,357	(48)
Accrued interest payable	5,633	—
Unearned revenue	18,364	—

Net cash provided by operating activities	27,594	9,132

Investing Activities
Acquisition of subsidiary, net of cash acquired	(241,970)	—
Acquisition of property and equipment	(2,515)	(101)

Net cash used in investing activities	(244,485)	(101)

Financing Activities
Transfers (to) from Windstream, net	—	(9,031)
Proceeds from revolving credit facility	33,600	—
Repayments on revolving credit facility	(15,500)	—
Proceeds from issuance of term loan	301,350	—
Repayments on term loan	(66,838)	—
Debt financing costs	(12,392)	—

Net cash provided by (used in) financing activities	240,220	(9,031)

Net increase in cash and cash equivalents	23,329	—
Cash and cash equivalents, beginning of period	1,758	1

Cash and cash equivalents, end of period	$25,087	$1

Supplemental schedule of investing activities:
Fair value of assets acquired	$247,788	$—
Cash paid for the Berry ILOB	241,883	—

Fair value of liabilities assumed	$5,905	$—

LOCAL INSIGHT REGATTA HOLDINGS, INC.

RECONCILIATION OF NON-GAAP ITEMS

(In thousands)

LIRH presents calculations of EBITDA (defined as net income (loss) before interest, income taxes, depreciation and amortization) and EBITDA-as adjusted (defined as EBITDA excluding adjustments for purchase accounting, other non-cash items and certain non-recurring restructuring costs and including adjustments for pro forma EBITDA for The Berry Company for the period from January 1 to April 22, 2008) permitted in calculating covenant compliance under our indenture and credit facilities, subject to certain limitations. Management uses these measures as an indicator of our operating performance and because certain covenants in LIRH’s senior secured credit facilities contain ratios based on these measures on a rolling four quarter basis. In addition, LIRH believes that the presentation of EBITDA, EBITDA-as adjusted and EBITDA-as adjusted margin are helpful in highlighting operational trends because these measures exclude certain non-cash charges and other non-operating items that are not representative of LIRH’s ongoing business operations. EBITDA, EBITDA-as adjusted and EBITDA-as adjusted margin are not indicators of financial performance under GAAP or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, they should not be considered as alternatives to, or more meaningful than, loss before income taxes, cash flows from operating activities or other traditional indicators of operating performance. EBITDA and EBITDA-as adjusted are reconciled to net loss as follows (in thousands):

	Three Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2008
Net loss	$(24,238)	$(58,436)
Income tax benefit	(14,397)	(34,777)
Interest, net	14,799	36,316
Depreciation and amortization	15,793	36,378
Purchase accounting:
Favorable sales contract margin	16,397	47,844
Deferred directory costs margin	7,249	16,124
Miscellaneous	813	1,749

EBITDA	16,416	45,198
Berry EBITDA - January 1 to April 22, 2008 (1)	—	10,949

	16,416	56,147
Non-cash:
Share-based compensation	981	981
Non-recurring charges:
Severance and related costs	516	516
Integration, restructuring and other charges	2,532	4,892

EBITDA-as adjusted	$20,445	$62,536

Revenue	$148,766	$303,134
Berry - January 1 to April 22, 2008	—	143,818

Pro forma revenue	$148,766	$446,952

(1)	Reconciliation of Berry EBITDA to Berry net income for the period from January 1, 2008 to April 22, 2008:

Net income	$3,437
Depreciation and amortization	7,215
Historical purchase accounting: Deferred directory costs margin	297

EBITDA-as adjusted	$10,949

	Three Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2007
Net loss	$(250)	$(1,264)
Income tax provision	7	371
Interest, net	733	2,328
Depreciation and amortization	408	1,216

EBITDA	898	2,651
Non-recurring charges:
Restructuring and other charges	305	3,504

EBITDA-as adjusted	$1,203	$6,155